EXHIBIT (2)(A)

         Article Second of the Articles of Incorporation was amended on October 27, 2005 by deleting the Article in its entirety and replacing it with the following:

         ARTICLE SECOND: The name of the Corporation is "The European Equity Fund, Inc." (the "Corporation").